Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement is effective as of __________________, by and between Salt Blockchain Inc. (“Salt” or the “Company”) and First and Last Name of Employee (the “Employee”). In consideration of the mutual covenants contained in this Agreement, the Company agrees to employ the Employee and the Employee agrees to be employed by the Company upon the terms and conditions hereinafter set forth.

ARTICLE 1

EMPLOYMENT TERM

1.1   Employment Term. During the term of this Agreement, which shall be six (6) months from the Commencement Date, and for successive one-year terms thereafter (the “Employment Term”), subject to the following terms contained. Both the initial six-month term and any subsequent one-year term may be terminated: (a) in accordance with the provisions of Article 4 below or (b) if a new agreement is executed between the Company and Employee expressly superseding this Agreement.

1.2   Commencement Date of Employment. Subject to the terms and conditions of this Agreement, the Company and Employee agree that Employee shall commence performance of the duties set forth in this agreement on Month Day, Year of date of hire or start date in role (Employee’s “Start Date” in this role). With the exception of any stock option grants, this Agreement supersedes any prior agreement or offer letter regarding Employee’s employment with the Company.

ARTICLE 2

DUTIES OF THE EMPLOYEE

2.1   Duties. The Employee shall be employed with the title of Position Title of Employee. Employee shall have the responsibility of brief summary of role function. Employee will report to the Position Title of Direct Manager of Employee and will also perform such duties as may be assigned to Employee by the Position Title of Direct Manager of Employee from time to time. In addition, Employee agrees as follows:

(a)

Loyalty. During the Employment Term, Employee agrees to give the Company the full benefit of Employee’s business time, energy and ability; to perform all duties hereunder in a professional manner and in accordance with all applicable laws, regulations, and codes of conduct; to comply with the reasonable orders and conform to the reasonable instructions given to Employee from time to time, and to endeavor, in all cases and to the best of Employee’s ability, to promote the Company’s best interests.

(b)

Other Activities. During the Employment Term, Employee agrees that Employee will not engage in any activity, for compensation or otherwise, which conflicts or interferes with the performance of Employee’s duties hereunder or with the best interests of the Company or creates a conflict of interest or the appearance of a conflict interest. Nothing in the preceding sentence shall be interpreted to prohibit Employee from participation as a member of the board of directors of a not-for-profit entity, or the administration of Employee’s personal investments during business hours provided that such activities do not interfere in any meaningful way with Employee’s obligations hereunder.

ARTICLE 3

COMPENSATION OF THE EMPLOYEE

3.1   Salary. As compensation for services rendered under this Agreement, the Employee will receive an annual salary of $00,000 per year effective Month Day, Year of hire date or date this compensation is effective, which shall be the base compensation. Employee’s salary is payable in accordance with Company’s normal business practices, which is paid in accordance with the Company’s regular pay practices. No less frequently than annually, Salt will commence a review of operations and consider additional salary adjustments.

3.2   Bonuses. As incentive compensation, Employee will be eligible for an annual bonus with specific metrics to be determined by agreement between the Position Title of Direct Manager of Employee and Employee, approved as needed by the Company. The bonus is at the Company’s discretion, based on Employee’s performance during the calendar year, and paid out in the following year. Employment on the date that the bonus is paid is a condition of earning the bonus.

3.3   Stock Option Grant. As an incentive compensation, Employee will be eligible for stock options. Subject to the approval of the Company’s Board of Directors and the terms of the 2019 equity incentive plan, the Company will grant Employee stock options in the amount of number of shares of the Company’s fully diluted issued and outstanding shares, 2019 equity incentive plan authorized shares, and projected shares converting to a common stock from convertible notes retroactive to Employee’s first day of employment on Month Day, Year of hire date. Such stock options will vest on a four-year schedule with a one-year cliff (25% vested on first anniversary of Employee’s first day of employment and 1/48th of the total number of options vested each month thereafter until 100% vested on fourth employment anniversary). A stock option agreement will be provided to Employee.

3.4   Benefits. Employee shall be entitled to time off consistent with the Company’s general policy. Employee shall be entitled to participate in all of the Company’s employee benefit plans and employee benefits in accordance with the Company’s routine business practices. The Company shall pay 100% of the medical insurance coverage for Employee and Employee’s family.

3.5   Expenses. Employee shall be entitled to prompt reimbursement for all reasonable expenses incurred by Employee in the performance of Employee’s duties hereunder.

ARTICLE 4

TERMINATION

4.1   Termination. Upon termination of this Agreement, the Company’s and Employee’s respective and exclusive rights and obligations will be as described below. These rights and obligations supersede any other severance policy, agreement or understanding that may be applicable to executives or other employees of the Company during the Employment Term. The Company and Employee agree that, notwithstanding the termination of this Agreement pursuant to the procedures described below, the obligations described in this Article 4 shall survive according to their terms.

(a)

Termination of Employment by Company for Cause. The Company may terminate this Agreement and Employee’s employment at any time during the Employment Term for cause. For purposes of this Agreement, “cause” shall be defined as commission of any crime involving moral turpitude or constituting a felony, prohibition from participation in securities offerings, or commission of acts against Company which constitute fraud, embezzlement, misappropriation, a breach of the express terms of this Agreement, dishonesty or disloyalty to the Company, gross negligence or other similar serious misconduct. A termination for any other reason shall be considered a termination without cause. In the event that the Company terminates this Agreement and Employee’s employment for cause, it may do so without notice and without compensation of any kind, other than payment for salary, incentive compensation, bonus, and accrued benefits earned by Employee through the date of termination. It is expressly recognized by the Company and Employee that, if the Company determines in its sole discretion the termination is covered by this Article, then the Company may pursue other remedies or rights which it might be able to assert, including civil or criminal action.

(b)

Termination of Employment by Company Without Cause. The Company may terminate this Agreement and Employee’s employment without cause and for any reason that it deems sufficient in its sole discretion, at any time during the Employment Term, by providing at least sixty (60) days’ prior written notice (the “Notice Period”), salary payment in lieu of such prior notice, or any combination of prior notice and salary payment that equals sixty (60) days. In addition, in the event of the termination of this Agreement and Employee’s employment by the Company, pursuant to this Article, Employee will be entitled to the following:

(1)

Post-Termination Payments. Subject to the provisions of this Agreement, if the Company terminates the Employee’s employment without cause, then provided that the Employee continues to perform Employee’s duties in good faith during the Notice Period, or during that portion of the Notice Period that the Company elects to have Employee work, and provided further that the Employee agrees to and executes a comprehensive General Release and Settlement of All Claims, releasing the Company and all of its related entities, subsidiaries and affiliates, as well as the current and former directors, officers, agents, employees, successors and assigns of each, to the fullest extent permitted by law, from any and all statutory, common law or other claims of whatever nature, arising out of Employee’s employment or the termination thereof, the Company will continue to pay to Employee an amount equal to Employee’s base monthly salary, as adjusted from time to time, following the Employee’s termination date for a period of # months (the “Payment Period”) thereafter. All payments made during the Payment Period will be subject to all applicable payroll taxes and legally required deductions.

(2)

Monies Owing as of Last Day of Work. The Employee will be paid all salary and bonuses for services performed through Employee’s last day of employment as provided for herein or as set forth in Company’s policies, unless otherwise required by relevant state or federal law.

(3)

Termination of Compensation and Benefits. Except as expressly provided in this Article, on and after the termination of Employee’s duties under this Agreement, all salary and other compensation and benefits of any kind shall cease, except as required by law (for example, the Employee will be eligible for COBRA continuation coverage at Employee’s expense).

(c)	Termination of Employment by Employee. The Employee may terminate this Agreement and Employee’s employment with Company for any reason at any time.

(1)

If Employee provides the Company with at least sixty (60) days’ written notice of Employee’s termination of employment and this Agreement or such other shorter period as the Board of Directors may provide, the following will apply:

(i)

The Company may elect to continue Employee’s employment to the effective date of Employee’s termination in accordance with the notice provided, or the Company may select an earlier date for Employee’s termination. However, if the Company selects an earlier date for Employee’s termination, the Company will continue Employee’s base salary for the time period between the date of termination selected by the Company and the date of termination specified in Employee’s notice of termination; provided, however, that the total period for which the Company will be obligated shall not exceed ninety (90) days from the date upon which Employee’s notice of termination was received by the Company. The Company’s obligation to pay Employee’s base salary under this Article shall terminate upon the date the Employee secures and commences other full-time employment, if such date occurs earlier.

(ii)

On and after the applicable date described in this Article above, all salary and other compensation and benefits of any kind shall cease, except as required by law (for example, the Employee will be eligible for COBRA continuation coverage at Employee’s expense).

(2)

If Employee provides less than sixty (60) days’ written notice of Employee’s intent to terminate employment with the Company and this Agreement, the Company may select an earlier effective date for Employee’s termination, and all salary, compensation and benefits of any kind will cease on the earlier effective date.

(3)

If Employee terminates Employee’s employment and this Agreement with or without sixty (60) days’ written notice, Employee will be paid Employee’s base salary for services performed through the Employee’s termination date.

(4)

Except as provided in this Article, none of the compensation described in the Post-Termination Payments section shall apply in the event of termination of employment and this Agreement by the Employee, and the Company’s sole obligation shall be as described in this Article 4.

(5)

The Employee may terminate Employee’s employment with the Company and this Agreement and receive the compensation described in the Post-Termination Payments section, if there is a (a) material diminution in the Employee’s base salary or (b) material diminution in the Employee’s authority, duties or responsibilities, such as a demotion (each, a “Good Reason”), provided, however, that the Employee must provide sixty (60) days’ written notice of Employee’s intent to terminate Employee’s employment and this Agreement on the basis of a Good Reason and the Company may correct the Good Reason condition giving rise to Employee’s termination during such sixty (60) day period. Upon correction of the Good Reason condition during such sixty (60) day period, the Employee will no longer be entitled to the Post-Termination Payments described herein.

(6)

Notice Given Fewer than 60 Days Before End of Term. Should the Employee give the Company written notice of Employee’s intent to terminate the employment relationship and Agreement fewer than sixty (60) days before the end of the current six-month term and any subsequent one-year terms thereafter, all rights and obligations of the parties shall be determined by the Agreement in effect at the time of the written notice, and the Agreement then in effect will continue in full force and effect through the Employee’s termination date

(d)

Termination by Employee’s Death or Disability. The Employment Term and the Agreement will terminate upon the Employee’s death. If the Employee is incapacitated or disabled by accident, sickness, or otherwise, so as to render the Employee mentally or physically incapable of performing the services required to be performed by the Employee under this Agreement, with or without reasonable accommodation, for a period of one hundred eighty (180) days or longer, the Company, at its option, may terminate the employment of the Employee under this Agreement upon 60 days’ written notice. The Employee must submit to a reasonable number of examinations by a medical doctor, acceptable to the Company’s Chief Executive Officer, and to authorize the release to the Company of any medical records or records bearing on a claim of disability by the Employee.

ARTICLE 5

CONFIDENTIALITY

5.1   The Employee recognizes and acknowledges that the information, business, list of the Company’s customers and any other trade secret or other secret or confidential information relating to Company’s business as they may exist from time to time are valuable, special and unique assets of Company’s business. Therefore, Employee agrees that pursuant to this Agreement and without affecting the enforceability of any other confidentiality or non-disclosure agreement that Employee may enter into with the company:

(1)

That Employee will hold in strictest confidence and not disclose, reproduce, publish or use in any manner, whether during or subsequent to this employment, without the express authorization of the Chief Legal Officer of the Company, any information, business, customer lists, or any other secret or confidential matter relating to any aspect of the Company’s business, except as such disclosure or use may be required in connection with Employee’s work for the Company.

(2)

That upon request or at the time of leaving the employ of the Company the Employee will deliver to the Company, and not keep or deliver to anyone else, any and all notes, memoranda, documents and, in general, any and all material relating to the Company’s business.

(3)

That the Board of Directors of the Company may from time to time reasonably designate other subject matters requiring confidentiality and secrecy which shall be deemed to be covered by the terms of this Agreement.

5.2   The Employee acknowledges and agrees that due to the unique nature of the Company’s Confidential Information, there can be no adequate remedy at law for any breach of its obligation hereunder, that any such breach may allow the Employee or third parties to unfairly compete with the Company resulting in irreparable harm to the Company, and therefore, that upon any such breach or any threat thereof, the Company shall be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law. The Employee will notify the Company in writing immediately upon the occurrence of any such unauthorized release or other breach.

ARTICLE 6

INDEMNIFICATION

To the fullest extent permitted by applicable law, the Company agrees to indemnify, defend and hold Employee harmless from any and all claims, actions, costs, expenses, damages and liabilities, including, without limitation, reasonable attorneys’ fees, hereafter or heretofore arising out of or in connection with activities of the Company, its subsidiaries or its employees, including Employee, or other agents in connection with and within the scope of this Agreement or by reason of the fact that Employee is or was an officer of the Company or any affiliate of the Company. To the fullest extent permitted by applicable law, the Company shall advance to Employee expenses of defending any such action, claim, or proceeding, but the Company reserves the right to select or approve (at its discretion) the selection of counsel retained to defend Employee in any such action. However, the company shall not indemnify Employee or defend Employee against, or hold Employee harmless from any claims, damages, expenses or liabilities, including attorneys’ fees, resulting from the gross negligence or willful misconduct of Employee or any actions Employee takes that are outside the line and scope of Employee’s employment or that were not taken in furtherance of the Company’s best interests. The duty to indemnify shall survive the expiration of early termination of this Agreement as to any claims based on facts or conditions which occurred or are alleged to have occurred prior to expiration or termination.

ARTICLE 7

GENERAL PROVISIONS

7.1   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado.

7.2   Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City and County of Denver, Colorado in accordance with the rules then existing commercial litigation rules of the American Arbitration Association and the Federal Rules of Evidence and judgment upon the award may be entered in any court having jurisdiction thereof.

7.3  Entire Agreement. This Agreement supersedes any and all other Agreements, whether oral or in writing, between the parties with respect to the employment of the Employee by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

7.4   Successors and Assigns. This Agreement, all terms and conditions hereunder, and all remedies arising herefrom, shall inure to the benefit of and be binding upon the Company, any successor in interest to all or substantially all of the business and/or assets of the Company, and the heirs, administrators, successors and assigns of the Employee. Except as provided in the preceding sentence, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the prior written consent of the other party.

7.5   Notices. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

Employee:	First and Last Name of Employee
Address
City, State Zip Code

Company:	Salt Blockchain Inc.
Attn: Debra Johnston, Chief People Officer
707 17th Street, Suite 4200
Denver, Colorado 80202

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.6   Severability. If any provision of this Agreement is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction as to such jurisdiction, such provision shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

7.7   Section Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

7.8   Survival of Obligations. Termination of this Agreement for any reason shall not relieve the Company or Employee of any obligation accruing or arising prior to such termination.

7.9   Amendments. This Agreement may be amended only by written agreement of both the Company and Employee.

7.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument. This Agreement shall become effective when copies hereof, when taken together, shall bear the signatures of both parties hereto. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

7.11 Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

IN WITNESS WHEREOF, the Company and Employee enter into this Employment Agreement effective as of the date first set forth above.

Employee

By:
First and Last Name of Employee

Salt Blockchain Inc.

By:
Debra Johnston, Chief People Officer